AGREEMENT:

Made by Surge Marketing Corp., (hereinafter referred to as the “Client") of #205 – 340 Linden Avenue, Victoria, BC, V8V 4E9 on the 30 day of August 2005, and Infectious Communications Inc. (hereinafter referred to as “Provider”) with its mailing address at #115 - 280 Nelson Street, Vancouver, BC, V6B 2E2.

WHEREAS:

The Provider has been contracted to develop the second version of LinkSurge, the Client’s link exchange software program, for a total fee of USD $15,000.00 + GST. These fees apply to labour involved in the creation, design and development of the Client’s software.

COPYRIGHT AND OWNERSHIP:

Unless otherwise stated herein, all services provided and materials created in the course of this project by the Provider shall be for the exclusive use and benefit of the Client, other than for the promotional use of the Provider.

The Provider is the first owner of all work or materials created during the course of this project. Copyright and other intellectual property rights, and all drawing, mockups, models, artwork, specifications, electronic files, software documents and all other tangible materials, including preliminary concepts, accepted or rejected elements, works in progress, and finished materials which have been created or furnished by the Provider during the course of this project shall remain the exclusive property of the Provider unless otherwise specifically assigned in writing.

Upon payment in full of all fees and disbursements, the Client shall be assigned copyright of the completed project and its related elements. Rejected designs shall remain the exclusive property of the Provider.

CONDITIONS OF ENGAGEMENT:

Fee quotations and proposals are subject to amendment or withdrawal by the Provider at any time prior to the signing of an agreement between the Client and the Provider. A signed agreement or other written confirmation of contract is required prior to the start of the project. The Client and the Provider each represent that they have full power and authority to enter into this agreement and that this agreement is binding upon the Client and Provider and enforceable in accordance with its terms.

This agreement represents the entire agreement between the Client and the Provider, and may only be changed or modified in writing and with the approval of both parties. Neither the Client nor the Provider may assign or transfer their interest in this agreement without the written consent of the other. This agreement shall be binding upon both parties and their heirs, successors, personal representatives, and assigns. The waiver of a breach of any of the provisions of this agreement shall not be construed as a continuing waiver of other breaches or other provisions hereof.

Schedules or time estimates are subject to change upon notification in writing by either party. Unless otherwise stated, the amount of written notice to be given by either party shall be two weeks.

COMPENSATION:

The Client shall pay the Provider an advance against the total fees payable in the amount of 50% (fifty percent) of the project. This advance shall be applied to services as performed from the outset of the project. The Client shall pay the remainder of the fees within 30 days upon receipt of invoice. If an account remains overdue past 30 days the Client will receive written notification and the overdue amount will be charged interest of 2% (two percent) per month. Charging interest to past due balances does not indicate that the Provider has agreed to extend terms.

The Client shall be responsible for all legal costs of the Provider in order to collect payment of the client’s unpaid accounts.

DISBURSEMENTS:

The Provider shall notify the Client in advance of any out-of-pocket expenses and disbursements and will receive Client approval prior to incurring said expenses. The Client shall reimburse the Provider for all out-of-pocket expenses and disbursements incurred by the Provider in the course of this project.

Estimates for reimbursable expenses are for planning and budgeting purposes only. The Provider shall strive to work within stated budgets, but is not liable if expenses exceed estimates as a result of changes to the project’s parameters, increases in cost by the end provider, or other circumstances beyond the control of the Provider. Upon the Client’s request at the start of the project, records of all expenses shall be retained by the Provider and shall be made available to the Client for review upon completion of the project.

RUSHED OR PROLONGED WORK:

Any work required in advance of an agreed upon schedule, any shortening of the contract period, or additional fees and expenses incurred during a project due to Client delays or extensions shall be charged and paid for at the Provider’s regular studio rates.

MATERIALS PROVIDED BY THE CLIENT:

The client shall provide accurate and complete information and materials to the Provider, and guarantees and warrants that all materials are owned by the Client or that the Client has all necessary rights, including copyright and waiver of moral rights in such materials, to permit the Provider to use them for the project.

All copy, photographs, artwork and other source materials submitted by the Client shall be of professional quality and in a form suitable for reproduction without further preparation or alteration by the Provider unless explicitly stated otherwise by the Provider. An additional charge may be made when materials are submitted by the Client in such a form which prevents them from being readily utilized by the Provider. Copy provided by the Client shall be provided in electronic format and in a format that is readily usable. If the Client has specific requirements for how electronic files are to be prepared, the Client shall inform the Provider of the same at the outset of the project.

The Provider shall return all materials provided by the Client within 30 days after project completion and payment of all invoices.

CLIENT APPROVAL:

The Client shall appoint a sole representative with full authority to provide necessary information required by the Provider and to provide reasonable approvals. The Client shall proofread and approve all elements of final designs. Approval must be provided before production can continue. Once approval has been documented, any substantive changes to the design, structure, logic, or other critical elements of the project will incur additional expenses and require the Client to complete a Change Order Request form.

REVISIONS AND ADDITIONS:

Any revisions, additions, or alterations to the project modifying the terms of the agreement as the services to be performed and not included in any fee specified, shall be billed as additional services. Such additional services shall include, but shall not be limited to, changes in the extent of work, changes in the complexity of any elements of the project, and any changes made after approval has been given for a specific stage of the project.

The Provider shall keep the Client informed of additional services that are required, and shall request the Client’s approval for any additional services which cause the total fees to exceed the fixed or estimated fees set forth in this agreement.

The Client will receive changes to text or graphics within the application for the duration of this contract, with all terms and conditions applying from the date of signing of this contract, provided that the text or graphics in question have been provided by the Client.

SAMPLES AND COPIES:

The Provider reserves the right to use materials created for the Client for the purpose of its own promotion, to be featured on its website and in other marketing materials.

WARRANTY:

The Provider has the full and unrestricted right to make this agreement and warrants that materials supplied by the Provider will not infringe upon any statutory copyright.

LIABILITY:

The Provider is not responsible for errors or omissions in any work produced as per the Client’s “O.K.” No financial responsibility is assumed by the Provider for errors or damages resulting from such errors. The Client will indemnify, defend, and save harmless the Provider against any claim, damages and expense, actions or causes of action arising from or prompted by the use of any material supplied to the Provider by the Client or its agents. All property belonging to the Client or its agents that are handled and stored by the Provider shall be done so at the Client’s own risk. The Provider is not responsible for delays in delivery caused by acts of God, strikes, fires, floods or any other similar circumstances beyond the Provider’s control.

ARBITRATION:

Either party may request that any dispute arising out of this agreement may be submitted to binding arbitration before a mutually agreed upon arbitrator. The arbitrator’s decision or award shall be final.

TERMINATION:

This agreement shall be terminated if either the Client or the Provider commits a breach and fails to remedy the breach within 14 days of receiving written notification from the other party specifying the breach and requiring its remedy. On termination or postponement of this project, or any part of it, for any reason, the Client shall pay the Provider for the work completed to date, together with all expenses incurred. Any advance of fees will be credited against the amount due.

APPLICABLE LAW:

This agreement and all terms and conditions shall be governed and construed in accordance with the laws of British Columbia, Canada.

NON-DISCLOSURE AND SECURITY:

The Provider takes the privacy and security of their clients and themselves very seriously. The Provider shall maintain all information obtained from the client in the strictest confidence. The Provider shall not disclose or reveal any information obtained from the client to any individual or other entity until the Client has released it to the public.

All passwords, high security issues, ways of operation, business practices and corporate secrets of the Client, shared with the Provider, shall remain in the highest confidence and will not be revealed or given out. All business secrets, passwords, and high security issues obtained by the Client and relating to the way the Provider operates shall not be made public. Violation of these security issues can result in legal penalties.

UNDERSTANDING OF CONTRACT AND TERMS:

The Client understands and agrees with these terms that are listed. The Client, by hiring the Provider and entering into this agreement, acknowledges that he/she has read this contract and will be bound to the terms of it. The Client acknowledges that the Provider has the right to make this contract, and to terminate it if the above terms are broken by the Client. The Provider will not give refunds or exchanges for any terminated or cancelled contracts. If the contract is terminated for any reason, the Client shall be billed for work not yet paid but which has been completed by the Provider.

Please initial each page, sign two copies and send to Infectious Communications Inc. Infectious will sign a copy and send it back for your records.

Between:

Surge Marketing Corp.

#205 – 340 Linden Avenue

Victoria, BC V8V 4E9

Authorized signature: /s/ Troy Mutter	Date August 30, 2005

Print name:	Troy Mutter

And:

Infectious Communications Inc.

#115 - 280 Nelson Street

Vancouver, BC V6B 2E2

604.628.0570

Authorized signature: _ /s/ Kevin Meronuk Date August 30, 2005

Print name: Kevin Meronuk

Schedule A

LinkSurge version 2 development to include:

Technical development:

•	Find link partners to import into links
•	Add/edit categories form
•	Add/edit statuses form
•	Bug fixes

Front end development:

•	Add “Getting Started” screen
•	HTML link directory code optimization